Exhibit 10.35

Agreement No.: 2009 Nian Shui Ban Zi No. 14

Commodity Financing Agreement

Important Prompt: the Agreement is legally made and entered into on an equal and free will basis and through friendly consultation of two parties, which represents their genuine declarations of intention. To safeguard Party B’s lawful rights and interests, Party A hereby draws Party B’s full attention to the whole terms and conditions stipulating the rights and obligations of two parties, especially to the content of highlighted parts.

Party A (Lender/Pledgee): Anyang Shuiye Branch, Industrial and Commercial Bank of China

Domicile (Address): Fuarn Road, Shuiye Town, Anyang County

Head of the Bank: LIU Xiaohua

Party B (Borrower/Pledgor): Henan Shuncheng Group Coal Coke Co. Ltd.

Domicile (Address): South Gongye Road, Tongye Town, Anyang County

Legal Representative: WANG Xinshun

Party B files a loan application to Party A based on the usage stipulated in Article 1.1 of the Agreement. To ensure the performance of its obligations under the Agreement, Party B is willing to provide the guaranty of pledge as well as other guarantees. On the basis of equality and through consultation, the Agreement is hereby made and entered into by two parties who shall abide by it jointly.

Article 1    The purpose of the loan, amount and term

1.1       The loan under the Agreement is intended for the usage of purchasing raw coal. Without Party A's written consent, Party B shall not misappropriate or divert the loan.

1.2       The currency and amount of the loan under the Agreement is RMB 30,000,000.00 (Amount in words: RMB Thirty Million Yuan only) (In case there is any discrepancy between the amount in figures and the amount in words, the amount in words shall prevail).

1.3       The term of the loan under the Agreement is six months, starting from the first withdrawal date.

1.4       The actual withdrawal dates and repayment dates shall be subject to the loan notes, which shall be an integral part of the Agreement and have the same legal effect with the Agreement.

Article 2     Interest Rates and Interests

2.1       If the currency of the loan under the Agreement is RMB, the interest rate shall be determined by:

2.1.1
Adding the floating range to the benchmark interest rate of the withdrawal date. Thereinto, the benchmark interest rate is the corresponding RMB loan interest rate of People’s Bank of China with the same period and grade as the term of the loan stipulated in Article 1.3 of the Agreement; the floating range is 10%.

2.1.2	In case that the benchmark interest rate is adjusted after Party B’s withdrawal, item (A) in the following shall be adopted:

A.  The rate shall be adjusted every 6 months. The date of determining the interest rate of the first period shall be the actual withdrawal date, and the date of determining the interest rate of the second period shall be the corresponding date following a full period after the first withdrawal date, and so forth. If there is no corresponding date to the withdrawal date in the adjusting month, then the last date of the adjusting month shall be deemed as the corresponding date.

The corresponding date to the withdrawal date is the corresponding date following a full period after the withdrawal date. For example, if the withdrawal date is May 9 of that Year, then, the corresponding date for the second period is August 9 of that Year in case of a 3-month period and November 9 of that Year in case of a 6-month period.

B. On each June 21st and December 21st after the withdrawal date, the interest rate will be adjusted according to the effective benchmark interest rate and the range stipulated in Article 2.

C. The interest rate of the loan will not be adjusted within the whole term of the Agreement.

2.1.3	Others: ______/___________.

2.2      If the loan under the Agreement is a foreign exchange, the interest rate will be calculated through:

A.	Fixed Annual Rate of / ;

B.
LIBOR of ___/___months plus __/__BP (Base Point) of the margin with a floating period of ____/__ months. LIBOR refers to the inter-bank offered rate of the loan currency under the Agreement as shown in the “LIBO=” page of REUTRES financial telecommunication terminal two banking days prior to each interest period (11:00 am, London time). The first interest period is from Party B’s actual withdrawal date to the first interest settlement date; the last interest period is from the date following the end of the previous interest period to the final repayment date; and other interest periods are from the date following the end of the previous interest period to the next interest settlement date.

2.3       In case that Party B fails to repay the loan on due date, the above-mentioned method of determining the interest rate shall still apply to the overdue amount.

2.4       In case that People’s Bank of China adjusts the method of determining the loan interest rate, the relevant regulations of People’s Bank of China shall be followed.

2.5       After grant of the loan, the interest shall be calculated per day and settled per ___ (Month/Quarter/Half a year). The daily interest rate = the annual interest rate/360. When the loan becomes due, the interest shall be paid in the form of matching the principal. For monthly settlement, the 20th day of each month is the interest settlement date; for quarterly settlement, the 20th day in the last month of each quarter (i.e., March, June, September and December) is the interest settlement date; and for semi-annual settlement, June 20th and December 20th of each year are the interest settlement dates.

Article 3  The Guaranty of Pledge

3.1       Party B, of its own free will, provides the guaranty of pledge for its performance of the obligations under the Agreement.

3.2       The guaranteed Principal Credit is  (currency and in capital, hereinafter referred to as the “Principal”) which equals to the balance between the financing amount hereunder and the deposit amount paid by the Party B.

3.3       The scope of the guaranty of pledge covers principal, interest, interest penalties, compound interest, liquidated damages, damage awards, the storage charges, the expense for the realization of the pledge and any other expenses associated with the pledge.

3.4      Party A and Party B reach the agreement on the pledged property as follows:

3.4.1
The pledged property will be handed over to China Wai Yuen Henan Co. (hereinafter referred to as “the Supervisor”), who shall exercise control and supervision over the pledged property and issue relevant custody voucher. More detailed information on the pledged property is provided in the Warehouse Receipt Specific to Pledge of Movables (or List of Pledged Property) in the Supervision Agreement on Commodity Financing Pledge (No. HN-GS-9093).

3.4.2
When Party B provides the pledge, the value of the pledged property agreed upon by both parties is used for calculating the pledge ratio of the Agreement, but not used as the valuation basis for the disposal of the pledged property by Party A, and it does not constitute any restriction on Party A’s exercise of the right of pledge.

3.4.3
Within the duration of the pledge, Party A shall be entitled to alter the market value of the pledged property according to the market price changes of the pledged property. If the ratio of the market value of the pledged property to the total unrepaid financing principal and interest drops down to 125%, Party B shall, within five (5) working days after receiving Party A’s written notice, provide additional pledged property or pay security deposit so that the pledge ratio will be restored to the pledge ratio at the time of pledging. Otherwise, Party A is entitled to dispose of the pledged property according to the provisions of the Agreement and be first compensated with the proceeds from such disposal; if the pledge ratio drops down to 120%, Party A is entitled to directly dispose of the pledged property and be first compensated with the proceeds from such disposal.

3.5      Party A and Party B reach agreement on the handover and supervision of the pledged property as follows:

3.5.1
The handover procedures of the pledged property under the Agreement shall be specified in the Supervision Agreement on Commodity Financing Pledge signed by and among Party A, Party B and the Supervisor. Party A and Party B shall jointly issue a Pledge Notice (or Notice on Type, Price and Minimum Requirement of the Pledged Property) to the Supervisor and the Supervisor shall issue relevant custody voucher after confirming its consistency with the physical goods. The expenses accrued from the warehousing and supervision of the pledged property as well as the mode of payment shall be specified in the Supervision Agreement on Commodity Financing Pledge.

3.5.2
The Warehouse Receipt Specific to Pledge of Movables (or List of Pledged Property) of the pledged property under the Agreement will be issued directly to Party A by the Supervisor. The ownership certificate, invoice and other relevant materials of the pledged property will be handed over to Party A upon joint confirmation by Party A and Party B.

3.5.3
If Party B performs its debts upon expiry of debt performance term or Party B liquidates the guaranteed creditor’s rights in advance, Party A shall timely inform the Supervisor in writing to discharge supervision of pledge. The Supervisor shall return the pledged property to Party B in accordance with the Supervision Agreement on Commodity Financing Pledge.

3.6      Party A and Party B reach agreement on the custody and deposit of the pledged property as follows:

3.6.1
If Party A may not keep the pledged property under good custody, thus with the possibility of resulting in loss or damage to the pledged property, Party B may request Party A to have the pledged property deposited, with expenses to be borne by Party B.

3.6.2
If the pledged property provided by Party B is damaged or devaluated considerably, to the extent of being sufficient to jeopardize Party A’s rights, and Party B refuses to provide a corresponding guaranty, Party A shall be entitled to auction or sell the pledged property to realize all the guaranteed creditor’s rights under the Agreement with the proceeds from such disposal in advance, or to have the pledged property deposited with a third party as agreed upon by both parties, with depositing expenses to be borne by Party B.

3.7      Party A and Party B reach agreement on the insurance of the pledged property as follows:

3.7.1
Before the pledged property is handed over to the Supervisor and the Warehouse Receipt Specific to Pledge of Movables (or List of Pledged Property) is issued, Party B shall process the basic insurance and additional __/__ insurance procedures of the property insurance for the pledged property with relevant insurance institutions. The term of insurance shall not be shorter than the expiry date of this contract and the amount insured shall not be less than the principal and its interest under the Agreement.

3.7.2
Party B shall expressly write in the insurance policy: when an insured event occurs, Party A shall be the first beneficiary. The insurance policy shall not contain any clause which may limit Party A’s rights and interests. The insurance policy shall be handed over to and kept by Party A. If an insured event occurs before Party B performs all its obligations under the Agreement, the insurer shall directly pay the insurance compensation to the account designated by Party A. If Party B has performed all its obligations under the Agreement, Party A shall return such insurance policy to Party B.

3.7.3
Within the valid term of the Agreement, Party B shall not interrupt or withdraw insurance for whatever reasons. In case of insurance interruption or withdrawal, Party A shall be entitled to handle insurance procedures on behalf of Party B, with any and all expenses arising thereof to be borne by Party B.

3.7.4	As for the insurance compensation, Party B agrees that Party A is entitled to adopt any of the following ways, and Party B shall assist Party A in handling relevant procedures:

A.	Liquidate or prematurely liquidate the principal debt, interest and relevant expenses under the Agreement;

B.	Convert into time deposit, with certificate of deposit to be used for pledge purpose;

C.	With Party A’s consent, use the insurance compensation to repair the pledged property so as to restore its value;

D.	Have the insurance compensation deposited with a third party designated by Party A;

E.	After Party B provides a new guaranty meeting Party A’s requirements, Party B may dispose of the insurance compensation at its own discretion.

F.	Others: / .

Article 4  Withdrawal

4.1       For withdrawal, Party B must meet the following preconditions, or else Party A has no obligation to grant any loan:

A.	Party B has completed the withdrawal application procedures as required by Party A;

B.	Party B has completed the guaranty of pledge procedures as required by Party A;

C.	Party A has acquired the Warehouse Receipt Specific to Pledge of Movables (or List of Pledged Property) signed and issued by the Supervisor;

D.
Party B has handed over to Party A the complete legal documents in connection with the financing, including, but not limited to the ownership certificate, invoice, the original insurance policy and other relevant materials of the pledged property;

E.	Party B hasn’t breached any provision stipulated in the Agreement;

F.	Others: ___________________/__________________________________.

4.2      When applying for withdrawal, Party B must submit a Notice on Withdrawal to Party A with 3 working days in advance. Once submitted, the Notice on Withdrawal may not be revoked without Party A’s written consent.

4.3      After Party B meets all the preconditions of withdrawal, Party A pays the loan to the following account opened or specified by Party B in Party A, which shall be deemed as Party A’s fulfillment of its loan obligation:

Account Name: Henan Shuncheng Group Coal Coke Co. Ltd.

Account No.:

Bank of Deposit: [illegible]

Article 5  Repayment

5.1      Party B shall pay the interest in full amount and on due time as stipulated in the Agreement, and repay the principal under the Agreement according to B  as follows:

A.	One-time repayment upon maturity;

B.	Repayment of the loan according to the following dates and amounts:

(a) The 4th month repay RMB 10,000,000; the 5th month repay RMB 10,000,000 and the 6th month repay RMB 10,000,000.

(b) ____/___

(c) ____/___

(d) ____/___

(If necessary, separate sheets may be added.)

5.2      Party B shall deposit sufficient money for the payable principal, interest and other expenses in the account opened in Party A on the banking date just before the stipulated repayment date and interest settlement date, and Party B shall authorize Party A to take the initiative to deduct the corresponding amount on the repayment date and the interest settlement date.

5.3       If the money within Party B’s repayment account is insufficient to pay off the matured principal, interest and other fees, Party A is entitled to decide on the deduction sequences.

5.4       If Party B requests to prepay all or part of the loan, Party B shall give a written notice to Party A at least 10 banking days in advance.

5.5       When prepaying the loan, Party B shall also pay compensation equal to __/_ % of the prepaid amount to Party A, together with the payment of payable interest and principal on the prepayment date.

5.6       When prepaying the loan, Party B shall also pay off the due principal, interest and all other expenses payable as stipulated in the Agreement up to the prepayment date. The prepayment of loan shall not be withdrawn once again.

5.7       Party B shall use the same currency with the balance under the Agreement for repayment or prepayment.

Article 6  Realization of the Right of Pledge

6.1       Party B fails to pay off the matured debt in the performance period or debt declared maturity ahead of time, then Party A is entitled to enforce the right of directly and take priority to be repaid with the amount from the disposal of the pledge;

6.2       Party B shall assist Party A to dispose the pledge in accordance with provisions hereof;

6.3       The loan is mature but Party B fails to repay the Principal, interest and other fees, then Party A is entitled to dispose the pledge hereunder;

6.4       If any circumstance under section 3.4.3 occurs, then Party A is entitled to dispose the pledge hereunder;

6.5       In case any circumstance below occurs, Party A is entitled to dispose the pledge ahead of time and take priority to be repaid:

6.5.1	Provided that debt hereunder has occurred partly or wholly but not yet fully performed, the Agreement is terminated;

6.5.2	The loan is withdrawn ahead of time in accordance with other circumstances stipulated hereof without the creditor’s right realized or fully realized.

6.5.3	If occurrence of any circumstance stipulated in section 8.11, 8.12, Party B fails to provide additional guaranty.

6.5.4	Any other circumstances stipulated hereof where Party A may realize the right of pledge ahead of time.

   6.6         The right of pledge shall be applicable to the fruits arising from the pledge and compensation amount, insurance benefit, damages resulting from the destroy, loss or requisition.

Article 7  Party B’s Representations and Warrants

Party B makes the following representations and warrants to Party A, which shall remain in effect throughout the valid term of the Agreement:

   7.1         Party B has legal qualifications to be the borrower and the civil legal capacity to execute and perform the Agreement;

   7.2         All the documents and materials provided by Party B to Party A are true, accurate, complete and effective in all aspects, without any false record, misleading statement or gross omission;

   7.3         Party B has obtained all required authorizations or approvals, and the execution as well as performance of the Agreement will not violate Party B’s articles of association, related laws and regulations, or any other contracts which have been signed or are being performed by Party B;

   7.4         Party B does not conceal any litigation, arbitration or claim in which Party B is involved;

   7.5        Party B makes the following representations and warrants as for the guaranty of pledge under the Agreement:

7.5.1	Party B is the full, valid and lawful owner of the pledged property under the Agreement and the pledged property is free of disputes over ownership or management rights.

7.5.2	The provision of guaranty of pledge by Party B is of its own accord and all declarations of intention under the Agreement are true.

7.5.3	The pledged property under the Agreement can be pledged without any restriction in accordance with law;

7.5.4	Party B has already made an adequate and reasonable written statement of the defects of the pledged property under the Agreement;

7.5.5	No disposal, including but not limited to mortgage, pledge, donation or transfer, has been set for the pledged property under the Agreement before the Agreement is signed.

7.5.6
When Party B fails to perform its obligations under the Agreement as agreed, whether Party A has any other guaranties (including, but not limited to, guarantee, mortgage, pledge, letter of guarantee, standby L/C, etc) as for the creditor’s rights under the Agreement, Party A is entitled to directly request Party B to undertake the guaranty liability within its guaranty scope, and Party B waives the right of defense in connection therewith.

Article 8  Party B’s Undertakings

Party B hereby undertakes to Party A that:

8.1       Party B shall withdraw and use the loan in accordance with the term and usage set forth in the Agreement, and the loan shall not in whatever forms flow to the stock market or the futures market, neither shall it be used for equity investment or any other purposes prohibited or restricted by relevant laws and regulations;

8.2       Party B shall pay off the loan principal, interest and other payables in accordance with the provisions stipulated in the Agreement;

8.3       Party B shall provide financial accounting materials such as the financial statement, the income statement and the statement of cash flow etc, and actively coordinate with Party A to check its production, management and financial conditions;

8.4       For any contract, lease, alteration in stock system, joint venture, merger, separation, decrease of registered capital, transfer of substantial assets or creditor’s rights, important external investment, or any other activities of Party B which may adversely affect Party A’s rights and interests, Party B shall give Party A 30 days prior notice and obtain Party A’s prior written consent or make proper arrangement for the realization of Party A’s debt to the satisfaction of Party A. Otherwise, the implementation of the above actions is not allowed.

8.5       Party B shall inform Party A timely if any of the following circumstances occurs:

A.	Any changes in Party B’s articles of association, business scope, registered capital, legal representative, address and telephone;

B.	Being out of business, dissolution, liquidation, stopping business for internal rectification, revocation of business license, being revoked or being applied for bankruptcy;

C.	Having been involved in or may be involved in material economic disputes, litigation or arbitration, or with properties legally confiscated, seized or controlled;

D.	Being engaged in suspected gross cases or economic disputes by members of broad of directors or incumbent senior managers;

E.	Disputes over the ownership of the pledged property.

8.6       Party B shall timely disclose the related party transactions to Party A;

8.7       Party B shall timely sign for the collection notices sent or delivered in various ways by Party A；

8.8       Within the valid term of the Agreement, if Party B provides guaranty in whatever forms to a third party, Party A’s rights and interests shall not be damaged in any way;

8.9       Within the valid term of the Agreement, Party B shall not donate, transfer or otherwise dispose of the pledged property under the Agreement;

8.10     Party B shall assume the relevant expenses under the Agreement, including, but not limited to, lawyer’s service, identification, inspection, evaluation, warehousing, supervision, transaction and legal expenses;

8.11     If Party B’s behaviors are sufficient to devaluate the pledged property, Party B shall stop such behaviors. If the pledged property has been devaluated, Party B is obliged to restore the value of the pledged property, or to provide a guaranty corresponding to the reduced value.

8.12     Within the duration of right of pledge, if the pledged property is devaluated, damaged or lost due to the behavior of a third party, the compensation thus obtained shall be deposited into the account designated by Party A. In the event that Party B fails to provide the new guaranty acceptable to Party A, Party B agrees that Party A may use such compensation to guarantee the performance of the right of credit under the Agreement. Meanwhile, the portion of the pledged property not devaluated is still used as the guaranty for the creditor’s rights. If Party B provides a new guaranty acceptable to Party A, Party A shall refund the compensation to Party B.

8.13     If Party A’s right of pledge is infringed or likely to be infringed by any third party, Party B is obliged to forthwith inform Party A and to assist Party A in being free from such infringement.

8.14     After the Agreement becomes effective, if Party A transfers the principal creditor’s right to any third person in accordance with law, Party B shall undertake the guaranty responsibility within the original scope of guaranty of pledge.

8.15     After Party B liquidates all its debts under the Agreement, Party B will not undertake the guaranty responsibility any more. If the liquidation by Party B is held to be invalid by the judicial body, Party B shall continue to undertake the guaranty responsibility within the original scope of guaranty of pledge.

8.16     Without Party A’s written consent, Party B shall not transfer all or part of its rights or obligations under the Agreement.

Article 9  Party A’s Undertakings

Party A makes the following Undertakings to Party B:

9.1       Party A will grant the loan to Party B in accordance with the provisions of the Agreement;

9.2       Party A shall keep confidential the materials and information on Party B’s debts, finance, production and operations etc. provided by Party B, unless otherwise agreed upon by the Agreement or stipulated by laws and regulations.

9.3       Party A is obliged to keep the pledged property in good custody. The agreement on the custody of the pledged property is specified in the “Supervision Agreement on Commodity Financing Pledge” signed by and among Party A, Party B and the Supervisor.

9.4       Within the valid term of the Agreement, if Party A transfers the principal creditor’s rights legally, it shall inform Party B in time.

9.5       After the proceeds from disposal of the pledged property under the Agreement are used to repay all the debts within the scope of guaranty of pledge under the Agreement, the remaining portion, if any, shall be refunded to Party B.

Article 10  Breach of the Agreement

10.1    Party B shall be deemed as breach of the Agreement under any of the following circumstances:

A.
Party B fails to repay principal, interest or any other payables under the Agreement, fails to use the loan for the stipulated purpose, fails to perform any other obligations under the Agreement, or violates any presentation, warranty or promise made under the Agreement;

B.	The guaranty under the Agreement undergoes changes to the disadvantage of Party A’s creditor’s rights, and Party B fails to provide other pledges accepted by Party A;

C.
Party B fails to pay off any of other matured debts (including declared maturity ahead of time), or non-performance or violation of the obligations under other contracts have affected or may affect the performance of its obligations under the Agreement;

D.	Party B encounters serious business difficulties, which have adversely affected or may adversely affect the performance of its obligations under the Agreement;

E.	Party B’s assets are legally confiscated, seized or enforced compulsorily, which has affected or may affect the performance of its obligations under the Agreement;

F.	Party B is involved in or may be involved in any significant economic dispute, litigation or arbitration, which has affected or may affect the performance of its obligations under the Agreement;

G.
Party B is legally put on file for investigation or adopted coercive measures upon by judicial authorities, or administrative law enforcement organs and administration authorities such as industrial and commerce departments and tax bureaus etc, which has affected or may affect the performance of its obligations under the Agreement;

H.
Unusual changes take place in Party B’s main individual investors or main mangers, or they are legally investigated or their personal freedom is restricted for illegal or criminal activities, which have affected or may affect Party B’s performance of its obligations under the Agreement;

I.	Party B is out of business, dissolved, liquidated, stopped business for rectification, revoked of business license, revoked or applied for bankruptcy;

J.	Party B makes untrue representation or statements in Article 7 of the Agreement;

K.	The contract becomes invalid due to Party B’s fault;

L.	Any other circumstances which may adversely affect Party A’s rights and interests under the Agreement.

10.2    If Party B breaches the Agreement, Party A is entitled to require Party B to rectify the breach within a specified time limit if necessary; or, Party A is entitled to adopt any of the following measures:

A.	Stop granting the loan to Party B, and cancel all or part of the amount not withdrawn yet;

B.	Declare that all or part of the loan under the Agreement shall become due immediately and require Party B to repay immediately;

C.	Directly dispose of the pledged property under the Agreement, and use the amount thus obtained to first liquidate the creditor’s rights as stipulated in the Agreement;

D.
Require Party B to compensate Party A for Party A’s direct loss caused by Party B’s breach of contract, including, but not limited to, the expenses on the realization of the creditor’s rights such as attorney fees and legal expenses etc.

E.	Other measures as stipulated in laws and regulations or agreed upon in the Agreement.

10.3    If Party B fails to repay the matured loan (including declared maturity ahead of time) in accordance with the stipulated time herein, Party A is entitled to charge a default interest for the overdue loan from the overdue date, which is calculated by rising 30 % on the basis of the interest rate specified in this contract. For the interests not paid in due time, the default interest rate herein shall be adopted to calculate the compound interest.

10.4     If Party B fails to comply with the usage of the loan stipulated herein, Party A is entitled to charge a default interest for the amount in default from the breach date, which is calculated by rising 100% on the basis of the interest rate specified in the Agreement. For the interests not paid in due time within the misappropriation period, the default interest rate herein shall be adopted to calculate the compound interest.

10.5     In case that the circumstances listed in Article 10.3 and Article 10.4 happen to Party B concurrently, instead of simultaneous application, the higher default interest shall be applied.

10.6     If Party B fails to repay the matured principal, interest, default interest or other payables (including declared maturity ahead of time) in accordance with the stipulated time herein, Party A is entitled to deduct the corresponding amount from all the domestic currency accounts and foreign currency accounts of Party B which are opened in Party A or other branches or sub-branches of Industrial and Commercial Bank of China. If any currency of deduction is different from that under the Agreement, it shall be converted in accordance with Party A’s applicable sales exchange rate at the date of deduction. Party B shall assume the interest and other expenses accrued within the period from the date of deduction to the date of liquidation (the date when Party A converts the deducted amount to the currency of the loan and actually liquidates Party B’s debt in accordance with the state administrative policies on foreign exchanges), as well as any balance arising from the exchange rate fluctuation during this period.

Article 11  Effectiveness, Alteration, Dissolution and Termination

11.1     The contract is formed on the date when it is signed by legal representative or authorized representative of each party and stamped by both parties’ company seal; and the contract shall take effective on the date that the pledge property is delivered to the Supervisor and the Supervisor issues related acceptance certificate.

11.2     Any alteration or amendment to the Agreement shall be made in written form through negotiation of two parties. The alternation clauses or agreements shall be deemed as an integral part of the Agreement, which shall have the same legal effect. Excluding the altered or amended part, the remaining part remains in effect and the altered or amended part shall be applicable until the alteration and amendment take effects.

11.3     After Party B fulfills all its obligations under the Agreement, Party A shall inform the supervisor to release the pledge.

11.4     The alteration or dissolution of the Agreement shall not affect the rights of parties to claim for damages. The dissolution of the Agreement shall not affect the validity of the dispute settlement clause.

Article 12  Dispute Settlement

12.1     The formation, validity, construction, performance and dispute settlement shall be governed by law of the People’s Republic of China. Any dispute or controversy arising out of or in connection with the Agreement shall be settled through negotiation. In case no settlement can be reached, the dispute or controversy shall then be settled according to Item B of the following:

A. Arbitration, which shall be conducted in_______/_____ (the full name of the arbitration committee) in ______/_____ (the place of arbitration) according to the commission’s arbitration rules in effect; the arbitration award rendered shall be final and binding upon both parties.

B.  Litigation, which is governed by the people's court at Party A’s place of domicile.

Article 13  Miscellaneous

13.1     No failure on the part of Party A to exercise, partial exercise of or delay in exercising any right under the Agreement shall constitute as a waiver or change thereof or of any other rights or preclude its further exercise thereof or of any other rights.

13.2     The invalidity or unenforceability of any provision of the Agreement shall not in any way affect the validity or enforceability of the remaining provisions or the validity of the whole contract.

13.3     The terms “Related Parties”, “Related Parties Relationship” “Related Party Transactions”, “Main Individual Investors” and “Key Managers” referred to in the Agreement shall be constructed to have the same meaning with those in Accounting Standards for Business Enterprises - Disclosure of Related Party Relationships and Transactions and its subsequent amendments.

13.4     This contract is executed in duplicate, and each party holds one which has the same legal effect.

Article 14  Other Terms

14.1     Where Party B causes liability accidents by violation of relevant laws and regulations, regulatory rules or industrial standards in the fields of food safety, production security and environment protection etc, which have materially affected or may materially affect the performance of its obligations under the Agreement, Party B shall notify Party A in a timely manner; Party A, based on the effects to what degree that the above circumstances may impose on Party B’s credit status and performance capability, adopts one or more remedies below: cease to release loan in progress; declare loan mature ahead of time, recover part or the entire loan ahead of time; terminate this Agreement; other necessary remedies as considered by Party A..

14.2     other

 14.2.1 ___/___

 14.2.2 ___/___

Article 15  Appendices

15.1     The appendices hereto are an integral part of the Agreement, which shall have the same legal effect.

15.2     The appendices hereto include:

Party A: (Seal) Industrial and Commercial Bank of China

Officer (Authorized Representative):  /s/ Xiaohua Liu

Party B: (Seal)

Legal Representative (Authorized Representative): (Signature or Stamp)

                        Date of contract: